EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Current Report on Form 8-K/A, to be filed by JAG Media Holdings, Inc. on or about August 7, 2009, of our report dated July 29, 2009 relating to the consolidated balance sheets of CardioGenics Inc. (a development stage company), as of October 31, 2008 and, 2007 and the related consolidated statements of operations and deficit, stockholders’ deficiency and cash flows for the two years then ended.

(signed) “BDO Dunwoody LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario
August 7, 2009